Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
June 3, 2014

WINTHROP REALTY TRUST SETS MEETING DATE FOR SHAREHOLDER VOTE ON PLAN OF LIQUIDATION

FOR IMMEDIATE RELEASE – BOSTON, June 3, 2014/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced today that the special meeting of common shareholders at which it will seek approval of the plan of liquidation previously adopted by its Board of Trustees will be held on Tuesday, August 5, 2014 in New York City.  Holders of record of its common shares of beneficial interest at the close of business on June 19, 2014 will be entitled to vote at the special meeting.
_________________

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed plan of liquidation of Winthrop.  In connection with the plan of liquidation, Winthrop intends to file a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”).  The definitive proxy statement will be sent or given to the holders of Winthrop’s common shares and will contain important information about Winthrop, the plan of liquidation and related matters.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PLAN OF LIQUIDATION.  The proxy statement and other relevant materials (when they become available), and any other documents filed by Winthrop with the SEC, may be obtained, without charge, from the SEC’s website (www.sec.gov) or, without charge, from Winthrop by mail or online from Winthrop’s website at the Investor Relations section of www.winthropreit.com.

Participants in the Solicitation

Winthrop and its executive officers and trustees may be deemed to be participants in the solicitation of proxies from Winthrop shareholders with respect to the proposed plan of liquidation.  Information regarding any interests that the executive officers and trustees of Winthrop may have in the transaction will be set forth in the definitive proxy statement described above to be filed with the SEC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.